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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549


                                  SCHEDULE 13G


            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
             TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                       (Amendment No.      n/a       )(1)
                                      --------------


                           Monarch Dental Corporation
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                                (Name of Issuer)


                     Common Stock, Par Value $.01 Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  609044 10 2
                  ----------------------------------------
                                 (CUSIP Number)



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(1)     The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 5 pages
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-----------------------                                        -----------------
 CUSIP NO.  609044 10 2                 13G                    PAGE 2 OF 5 PAGES
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   1     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                 Warren F. Melamed

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   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

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   4     CITIZENSHIP OR PLACE OF ORGANIZATION
                 United States of America

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                                 5    SOLE VOTING POWER                2,015,932

          NUMBER OF              -----------------------------------------------
  SHARES BENEFICIALLY OWNED      6    SHARED VOTING POWER               0
             BY
             EACH                -----------------------------------------------
       REPORTING PERSON          7    SOLE DISPOSITIVE POWER           2,015,932
             WITH
                                 -----------------------------------------------
                                 8    SHARED DISPOSITIVE POWER          0

--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  2,015,932

--------------------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                     [ ]
--------------------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                19.7%(2)

--------------------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*                                        IN

--------------------------------------------------------------------------------



---------------

(2) Based on 10,219,688 shares outstanding as of November 14, 1997 as reported in the Companys Quarterly Report on Form 10-Q for the period ended September 30, 1997.

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 CUSIP NO.  609044 10 2                   13G                  PAGE 3 OF 5 PAGES
-----------------------                                        -----------------

ITEM 1(A).   NAME OF ISSUER:

               Monarch Dental Corporation

ITEM 1(B).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               4201 Spring Valley Road, Suite 320, Dallas, Texas  75244

ITEM 2(A).   NAME OF FILING PERSON:

               Warren F. Melamed

ITEM 2(B).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               4201 Spring Valley Road, Suite 320, Dallas, Texas  75244

ITEM 2(C).   CITIZENSHIP:

               United States of America

ITEM 2(D).   TITLE OF CLASS OF SECURITIES:

               Common Stock, par value $.01 per share

ITEM 2(E).   CUSIP NUMBER:

               609044 10 2

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON IS FILING IS A:

      (a)    [ ] Broker or Dealer registered under Section 15 of the Act,

      (b)    [ ] Bank as defined in section 3(a)(6) of the Act,

      (c)    [ ] Insurance Company as defined in section 3(a)(19) of the Act,

      (d)    [ ] Investment Company registered under section 8 of the
                 Investment Company Act,

      (e)    [ ] Investment Adviser registered under section 203 of the
                 Investment Advisers Act of 1940,

      (f)    [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F),

      (g)    [ ] Parent Holding Company, in accordance with Section
                 240.13d-1(b)(ii)(G); see Item 7,

      (h)    [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(H).
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 CUSIP NO.  609044 10 2                   13G                  PAGE 4 OF 5 PAGES
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ITEM 4.      OWNERSHIP.

      (a)    Amount Beneficially Owned:

               2,015,932


      (b)    Percent of Class:

               19.7%(3)

      (c)    Number of shares as to which such person has:

             (i)   sole power to vote or to direct the vote            2,015,932

             (ii)  shared power to vote or to direct the vote          0

             (iii) sole power to dispose or to direct the disposition of
                                2,015,932

             (iv)  shared power to dispose or to direct the disposition of   0

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

             Not applicable.

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

             Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITIES BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

             Not applicable.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

             Not applicable.

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.

             Not applicable.

ITEM 10.     CERTIFICATION.

             Not applicable.





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(3) Based on 10,219,688 shares outstanding as of November 14, 1997 as reported in the Companys Quarterly Report on Form 10-Q for the period ended September 30, 1997.


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 CUSIP NO.  609044 10 2                  13G                   PAGE 5 OF 5 PAGES
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                                   SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                  February 13, 1998
                                       ----------------------------------------
                                                      (Date)


                                                /s/ Warren F. Melamed
                                       ----------------------------------------
                                                     (Signature)



                                                   Warren F. Melamed
                                       ----------------------------------------
                                                     (Name/Title)